PROSPECTUS SUPPLEMENT NO. 1                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED SEPTEMBER 25, 2001)    REGISTRATION STATEMENT NO. 333-67572

                                 AMDOCS LIMITED

                                  $500,000,000
                     2% CONVERTIBLE NOTES DUE JUNE 1, 2008
                                      AND
                       5,429,350 ORDINARY SHARES ISSUABLE
                          UPON CONVERSION OF THE NOTES
                            ------------------------

     This prospectus supplement relates to the resale by holders of our 2% Convertible Notes due June 1, 2008 and ordinary shares issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated September 25, 2001. Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 4, 2001

     The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 50 in our prospectus and was provided by or on behalf of the selling holders.

                                          PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                          AMOUNT OF        SHARES                     BENEFICIALLY
                                            NOTES       BENEFICIALLY                  OWNED AFTER
                                         BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                          OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS                OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------              ------------   ------------   ----------   ------   -------
HSBC Tree Zola Managed Trust             $   500,000         5,429         5,429      0         *
  c/o Zola Capital Management, LLC
  100 Drakes Landing, Suite 207
  Greenbrae, CA 94904
KBC Financial Products (Cayman Islands)   25,000,000       271,467       271,467      0         *
  Limited
  140 East 45 Street
  2 Grand Central Tower -- 42 Floor
  New York, NY 10017-3144
KBC Financial Products USA                 5,500,000        59,722        59,722      0         *
  140 East 45 Street
  2 Grand Central Tower -- 42 Floor
  New York, NY 10017-3144
Lyxor Master Fund                            500,000         5,429         5,429      0         *
  c/o Zola Capital Management, LLC
  100 Drakes Landing, Suite 207
  Greenbrae, CA 94904
SG Cowen Securities Corp.                 15,500,000       168,309       168,309      0         *
  Financial Square
  New York, NY 10005

---------------
  * Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion rate of 10.8587 ordinary shares per each $1,000 principal amount of the notes and resale of all ordinary shares offered hereby. In addition, the per share conversion price, and therefore the number of ordinary shares issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of ordinary shares issuable upon conversion of the notes may increase or decrease.